Exhibit 99.2

First Quarter 2020 Financial Results Conference Call

Forward Looking Statements 2 This presentation contains express or implied forward - looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws. These forward - looking statements include, but are not limited to, those statements regarding the proposed timing for the closing of the transaction with GFH, the belief that the merger with GFH will create synergies and advantages for both companies, the belief that Micronet’s deferred shipments of some previously placed orders and decisions on potential new orders may crystallize by the end of the second quarter, the belief that Micronet’s world class product portfolio and the business’ potential for growth in the second half of 2020, the belief that its investments today will result in revenues in the balance of this calendar year, that GFH continues to make significant strides in its key core objectives, MICT’s intention to informing the market in the coming weeks not only on the major developments at GFH since the announcement on April 15, but also on outlining the synergistic benefits of its new strategy based on leading products throughout the group from telematics to fintech, its belief that it is looking forward to the second half of the year with considerable confidence, its belief that shareholders will realize the benefits of the MICT Group’s new strategy and approach, expanding from its foundation in the telematics business to encompass a global product platform that includes new geographic markets in Asia and new products in the fintech space, MICT’s intention to participate in a public offering of Micronet’s ordinary shares in an amount of up to $900,000 with the intention of regaining majority control over Micronet, and the belief that a majority stake in Micronet will leverage its global platform to grow the telematics business as well as fintech. Such forward - looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward - looking statements contained in this presentation are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10 - K for the year ended December 31, 2019 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward - looking statements whether as a result of new information, future events or otherwise.

No Offer or Solicitation This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, no securities shall be sold in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction. Important Additional Information Will be Filed with the SEC MICT URGES INVESTORS AND STOCKHOLDERS TO READ ANY MATERIALS RELATED TO THE MERGER WITH GFH CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICT, GFH, AND OTHER PARTIES. Investors and stockholders may obtain free copies of these materials with the SEC through the website maintained by the SEC at www.sec.gov. 3

4 Q1 2020 Developments ▪ During the first quarter of 2020, we advanced towards closing our planned transaction with Global Fintech Holdings, Ltd (GFH). Towards that end, in April we entered into an amended and restated agreement and plan for merger with GFH. Upon closing, MICT will diversify into the global fintech industry. We believe this transaction, once completed, has the potential to significantly increase shareholder value for MICT. ▪ In connection with the GFH merger, and subject to shareholder approval, MICT has approved a private placement of convertible notes of up to $15 million, which shall be convertible into shares of MICT common stock at a conversion price of $1.10 per share, consisting of $11 million of committed funding, with the ability to raise an additional $4 million on the same terms. ▪ On May 19, 2020, MICT made a tender offer, to purchase shares of Micronet. As at March 31, 2020 MICT held an ownership interest in Micronet Limited of 30.48% of its issued and outstanding shares. ▪ On June 4, 2020, Micronet filed an immediate report with the Tel Aviv Stock Exchange, or TASE, announcing an amendment to the tender offer, or the Amendment to tender offer. Pursuant to the Amendment to tender offer, the number of ordinary shares to be offered pursuant to the tender offer will be up to 6,000,000 ordinary shares, and the proposed purchase price was changed to NIS 0.30 per share (or approximately $0.09 per share), for aggregate gross proceeds of NIS 1,800,000 (or approximately $519,865). The tender offer will remain open until June 11, 2020 at 2:00 PM Israel time. ▪ On June 10, 2020, the Company further informed Micronet that, assuming the full subscription of such Tender Offer is accepted, the Company intends to, but shall not be required to, participate in a public offering of Micronet’s Ordinary Shares, pursuant to which the Company may purchase up to $900,000 of Micronet’s Ordinary Shares. ▪ On June 11, 2020, Micronet filed an immediate report with the TASE reporting that the Tender Offer has been fully accepted.

5 ▪ Revenues in Q1 2020 were $0 compared $477,000 in Q1 2019. ▪ Gross loss in Q1 2020 was $0 compared to $369,000 in Q1 2019. ▪ Research and development (R&D) expense in Q1 2020 was $0 compared to $261,000 in Q1 2019. ▪ Selling, general and administrative (SG&A) expense in Q1 2020 was $770,000 compared to $1.18 million in Q1 2019. ▪ Net loss attributable to MICT was $1.64 million in Q1 2020 compared to $910,000 in Q1 2019. ▪ As of March 31, 2020, MICT reports no debt, with $2.9 million in cash. MICT, Inc. Q1 2020 Results

Revenues for Q1 2019 and Q1 2020 6 $477,000 $0 Q1 2019 Q1 2020

7 Income Statement Highlights (in 000s except share and per share data) Three months ended March 31, 2020 2019 Revenues $ - $ 477 Cost of revenues - 846 Gross profit - (369) Operating expenses: Research and development - 261 Selling and marketing - 198 General and administrative 770 990 Amortization of intangible assets - 20 Total operating expenses 770 1,469 Loss from operations (770) (1,838) Share in investee losses (640) - Net profit from loss of control - 299 Financial (expenses) income, net (224) 76 Loss before provision for income taxes (1,634) (1,463) Taxes on income (benefit) 1 3 Net loss from continued operation (1,635) (1,466) Net profit (loss) from discontinued operation - - Total net loss (1,635) (1,466) Net loss attributable to non-controlling interests - (556) Net loss attributable to MICT, Inc. (1,635) (910) Basic and diluted loss per share from continued operation (0.15) (0.09) Basic and diluted loss per share from discontinued operation $ - $ - Weighted average common shares outstanding: Basic 11,089,532 9,707,831

Balance Sheet March 31, 2020 (Unaudited) December 31, 2019 (Audited) Cash, cash equivalents and restricted cash $2.9 M $3.2 M Net working capital $3.5 M $4.1 M Stockholders’ equity $3.9 M $3.2 M 8 In Millions